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                                                                      EXHIBIT 15



August 8, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Commissioners:

      We are aware that our report dated July 20, 2001 on our review of interim financial information of Varian Medical Systems, Inc. as of June 29, 2001 and for the three-month and nine-month periods ended June 29, 2001 and June 30, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-8 (No. 333-75531) dated April 1, 1999, its Registration Statement on Form S-8 (No. 333-57006) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57008) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57010) dated March 14, 2001, and its Registration Statement on Form S-8 (No. 333-57012) as amended on June 20, 2001.

Yours very truly,




/s/ PricewaterhouseCoopers LLP